SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials under 14a-12

INSPIRED ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INSPIRED ENTERTAINMENT, INC.

250 West 57th Street, Suite 415

New York, New York 10107

LETTER FROM THE EXECUTIVE CHAIRMAN

Dear Stockholders of Inspired Entertainment, Inc.:

You are cordially invited to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of Inspired Entertainment, Inc. (the “Company”), to be held on Tuesday, May 12, 2020 at 10:00 A.M., Eastern Time.

The Company is mindful of the various shelter in place orders by national and state governments around the world as well as travel restrictions between countries and even some states.  The U.S. Securities Exchange Commission has reminded companies of the importance of providing timely notice to stockholders during this proxy season of intention to utilize virtual stockholder meetings, consistent with the laws of the jurisdiction where the company is incorporated. The laws of the State of Delaware, where the Company is incorporated, permit virtual-only stockholder meetings, which were the subject of an April 6, 2020 executive order by the Governor of Delaware.  In response to the COVID-19 pandemic and in compliance with the various shelter in place and travel restrictions in place at this time, the Company has determined that it is in the best interests of our stockholders, board, employees, and the communities we serve to conduct the Annual Meeting as a “virtual meeting.”

Stockholders will not be able to attend the Annual Meeting in-person. Rather, stockholders may attend the Annual Meeting virtually by visiting the website listed below and following the instructions on that website.

Attending the Virtual Meeting:

In order to attend the virtual Annual Meeting, you must register in advance at www.cstproxy.com/inseinc/2020. Registration will start beginning Tuesday, May 5, 2020 at 10:00 A.M., Eastern Time. Your control number, which is printed on your proxy card, will be required in order to register. Those wishing to dial into the Annual Meeting telephone, you can telephone 877-770-3647 (within the United States and Canada) or +1-312-780-0854 (outside of the United States and Canada; standard rates apply) and use Passcode: 19075625# beginning ten minutes before the start of the Annual Meeting starts. However, those dialing into the Annual Meeting will only be able to attend in “listen only” mode and will not be able to vote at the Annual Meeting.

Details regarding voting and the business to be considered at the Annual Meeting can be found in the accompanying notice of Annual Meeting and proxy statement.

Your vote is important. Whether or not you are able to attend the Annual Meeting, please vote as soon as possible to make sure your shares are represented at the Annual Meeting.

Sincerely,

/s/ A. Lorne Weil
A. Lorne Weil
Executive Chairman

April 20, 2020

INSPIRED ENTERTAINMENT, INC.

250 West 57th Street, Suite 415

New York, New York 10107

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Tuesday, May 12, 2020

To the Stockholders of Inspired Entertainment, Inc.:

You are hereby given notice of the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Inspired Entertainment, Inc. (the “Company”), to be held on Tuesday, May 12, 2020, at 10:00 A.M., Eastern Time in virtual format via the internet at www.cstproxy.com/inseinc/2020.  To be admitted to the Annual Meeting, you must enter the control number found on your proxy card.

Beneficial holders that hold shares through a bank, broker or other intermediary will need to contact such intermediary to obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer (Phone: (917) 262-2373; E-mail: proxy@continentalstock.com) to have a control number generated.

At the Annual Meeting, the Company’s stockholders will be asked to consider and vote upon the following proposals:

1.	To elect seven directors to serve on the Company’s Board of Directors (the “Board”) until the 2021 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (“Say-on-Pay”);

3.	To approve, on an advisory basis, the frequency of the advisory vote on Say-on-Pay (“Say-on-Frequency”) in future years;

4.	To ratify the appointment of Marcum LLP as the independent auditor of the Company for the fiscal year ending December 31, 2020; and

5.	To consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on April 6, 2020 as the record date (the “Record Date”) for the determination of Company stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of record as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important, regardless of the number of shares you own.  Please read the accompanying proxy statement and vote as promptly as possible to ensure your shares are represented at the Annual Meeting.

By Order of the Board,

/s/ A. Lorne Weil
A. Lorne Weil
Executive Chairman

April 20, 2020

The accompanying proxy statement and other materials are being mailed beginning on or about April 21, 2020.

IMPORTANT INFORMATION

Unless the holders of at least a majority of the outstanding shares entitled to be voted at the Annual Meeting are present or represented by proxy, we will not have a quorum for the Annual Meeting and no business may be transacted. Therefore, we request that you promptly vote your shares by following the instructions on the enclosed proxy card or voting instruction form. We request you do this even if you plan to attend the Annual Meeting, in order to ensure that your shares will be represented if you are unable to attend.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2020:  The Proxy Statement and 2019 Annual Report on Form 10-K of the Company are available through the Investors link on our website at www.inseinc.com.

i

INSPIRED ENTERTAINMENT, INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Inspired Entertainment, Inc. (the “Company,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 12, 2020 at 10:00 A.M., Eastern Time, and at any adjournment or postponement thereof.  This proxy statement provides you with information regarding the proposals to be presented at the Annual Meeting so that you can make an informed voting decision.

What is included in these materials?

These materials include:

●	this proxy statement;

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”); and

●	a proxy card (if you are a stockholder of record) or a voting instruction form (if you are a beneficial owner of shares held in street name).

How do I attend the Annual Meeting?

In order to attend the virtual Annual Meeting, where you will be able to listen to the meeting live, submit questions and vote online, you must register in advance at www.cstproxy.com/inseinc/2020. Registration will start beginning Tuesday, May 5, 2020 at 10:00 A.M. Eastern Time. If your shares are held in your name (not in a “street account” through a broker or other nominee), enter the control number printed on your proxy card on the virtual meeting site and follow the instructions to register to attend the meeting. Prior to the start of the meeting you will need to log back into the meeting site using your control number.

If you are the beneficial owner of your shares (e.g., your shares are held in a brokerage account) and wish to attend the virtual Annual Meeting, you must obtain a legal proxy by contacting your broker or other nominee that holds the shares and then obtain a control number for the meeting from Continental Stock Transfer & Trust Company (Phone: 917-262-2373; E-mail: proxy@continentalstock.com). Continental will ask you to provide a copy of your legal proxy and complete a brief form, following which you will receive an email that contains your control number and a link and instructions for attending the virtual meeting.

Stockholders wishing to dial into the Annual Meeting by telephone can telephone 877-770-3647 (within the United States and Canada) or +1-312-780-0854 (outside the United States and Canada; standard rates apply) and use the passcode 19075625# beginning ten minutes before the start of the Annual Meeting. However, those dialing into the Annual Meeting will not be able to submit questions or to vote online during the Annual Meeting.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are as follows:

1.	To elect seven directors to serve on the Board until the 2021 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (“Say-on-Pay”);

3.	To approve, on an advisory basis, the frequency of the advisory vote on Say-on-Pay (“Say-on-Frequency”) in future years;

4.	To ratify the appointment of Marcum LLP as the independent auditor of the Company for the fiscal year ending December 31, 2020; and

5.	To consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who can vote at the Annual Meeting?

Holders of record of our common stock, par value $0.0001 per share (“Common Stock”), at the close of business on April 6, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.   As of the Record Date, there were 23,021,843 shares of Common Stock issued and outstanding.

How does the Board recommend that I vote?

Our Board unanimously recommends a vote:

●	“FOR” the election of the director nominees named in this proxy statement;

●	“FOR” the adoption, on an advisory basis, of the resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” herein;

●	for holding future say-on-pay advisory votes every “THREE YEARS”; and

●	“FOR” the ratification of the appointment of the Company’s independent auditor.

How many votes am I entitled to per share?

Each share of Common Stock entitles the record holder thereof to one vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials (including a proxy card) were sent directly to you by the transfer agent.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, custodian or other nominee holder, then you are the beneficial owner of shares held in “street name,” and the proxy materials (including voting instructions) were sent to you by or on behalf of that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization as to how to vote your shares.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may submit your proxy over the Internet or by mail. Alternatively, you may vote your shares at the Annual Meeting if you attend the virtual meeting by following the instructions at www.cstproxy.com/inseinc/2020 (as described above, you will need to register in advance to attend the Annual Meeting). You will not be able to vote at the virtual meeting if you attend via telephone only. If you submit your vote by proxy, the individuals whose names are listed on the proxy card accompanying this proxy statement will act as your proxies and vote your shares as you direct. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in street name (e.g., in a brokerage account), please refer to the voting instruction form provided by your brokerage firm or bank for instructions on the voting methods they offer which typically include Internet and telephone voting options. If you would like to vote at the virtual Annual Meeting instead of by proxy, you will need to obtain a “legal proxy” from your broker, bank or nominee and a control number from Continental Stock Transfer & Trust Company which can be requested by email at proxy@continentalstock.com once you have obtained a legal proxy, as discussed further above.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same address may receive a single set of proxy materials unless we are provided with contrary instructions. This procedure reduces the volume of duplicate information distributed to any one household and helps reduce our printing costs, mailing costs, and other expenses. Under householding, stockholders continue to receive separate proxy cards but only one proxy statement and Annual Report. If you are a stockholder of record and would like another set of proxy materials or if you would like to request a change in your delivery preferences, please contact us as follows:

Inspired Entertainment, Inc.

250 West 57th Street, Suite 415

New York, New York 10107

Attention: Company Secretary

+1 (646) 565-3861

Stockholders who are beneficial owners of shares held in street name should contact their brokerage firm, bank, custodian or other nominee holder to request information about householding or request additional copies of the proxy materials.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote on each proposal at the Annual Meeting by submitting a new proxy with a later date. Stockholders of record may also revoke their proxy by virtually attending the Annual Meeting and voting or by sending written notice of revocation to the Company Secretary at 250 West 57th Street, Suite 415, New York, New York 10107. If you are a beneficial owner of shares held in street name, your broker, bank or other nominee can provide you with instructions on how to change your vote.

How many shares must be present or represented to conduct business at the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is that holders of at least a majority of the outstanding shares of Common Stock entitled to be voted at the Annual Meeting must be present or represented by proxy. “Broker non-votes” (described below) and “withhold” or “abstain” responses are included when determining the presence of a quorum.

What are Broker Non-Votes?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker has not received voting instructions from the owner and does not have discretionary voting authority on the matter. These matters are often referred to as “non-routine” matters. All the proposals except for the proposal concerning the ratification of the appointment of the Company’s independent auditor are “non-routine” matters.

What are my voting choices?

In regard to the election of directors, you may vote “for” or “withhold” authority to vote for each of the nominees for the Board. In regard to the Say-on-Frequency proposal, you may vote “three years,” “two years,” “one year” or “abstain.” In regard to the other proposals, you may vote “for,” “against,” or “abstain” on each proposal.

How many votes are required to approve each of the proposals?

In regard to the election of directors, assuming there is a quorum, directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Broker non-votes and “withhold” votes will have no effect on the election results.

Approval of the Say-on-Pay proposal requires the affirmative vote of the majority of the votes cast in person or by proxy at the Annual Meeting, which means the number of shares voted “for” the proposal must exceed the number voted “against” the proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the result.

In regard to the Say-on-Frequency proposal, the frequency that receives the highest number of votes cast will be deemed to be the frequency selected by stockholders.

Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of the majority of the votes cast in person or by proxy at the Annual Meeting. Your broker may vote your shares for this proposal if you do not provide voting instructions. Abstentions will have no effect on the result.

What happens if I sign, date and return my proxy card or voting instruction form, but do not indicate how to vote on the particular proposals?

If you duly sign, date and return the enclosed proxy card or voting instruction form but do not indicate how you wish to vote on the particular proposals, your proxy will follow the Board’s recommendations and vote in favor of the proposals.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election. We will announce preliminary or final voting results at the Annual Meeting and we will publish final results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies?

The cost of preparing, assembling, printing and mailing this proxy statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. We expect to request nominee organizations to assist in the distribution of our proxy materials to their beneficial owner customers and may reimburse such organizations for certain of their reasonable out-of-pocket expenses related thereto. These solicitation efforts may be supplemented by telephone, electronic and personal solicitations by officers, directors and employees of the Company, but no additional compensation will be paid to such individuals in connection with such activities.

Who can help answer my additional questions?

You can contact our Company Secretary with any additional questions you have, including questions about how to execute your vote, by calling +1 (646) 565-3861 or by sending a letter to our Company Secretary at the offices of the Company at 250 West 57th Street, Suite 415, New York, New York 10107.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age *	Position
A. Lorne Weil	74	Executive Chairman of the Board of Directors
Michael R. Chambrello	62	Director
M. Alexander Hoye	50	Director
Ira H. Raphaelson	66	Director
Desirée G. Rogers	60	Director
Steven M. Saferin	71	Director
John M. Vandemore	46	Director
Brooks H. Pierce	58	President and Chief Operating Officer
Daniel B. Silvers	43	Executive Vice President and Chief Strategy Officer
Stewart F.B. Baker	37	Executive Vice President and Chief Financial Officer
Carys Damon	43	General Counsel

*	As of April 10, 2020

A. Lorne Weil has served as our Executive Chairman since the consummation of the business combination that created the current Inspired Entertainment, Inc. in December 2016 (the “Business Combination”). Mr. Weil was the co-sponsor and founder of Inspired’s predecessor, Hydra Industries Acquisition Corp, and served as its Chairman and Chief Executive Officer since its formation in 2014. Mr. Weil has been a principal of Hydra Management, an investment vehicle he formed, since September 2014. Mr. Weil was Chairman of the Board of Scientific Games Corporation (and its predecessor Autotote Corporation) from October 1991 to November 2013. Scientific Games Corporation is a supplier of technology-based products, systems and services to gaming markets worldwide. Mr. Weil also served as the Chief Executive Officer of Scientific Games Corporation from 1992 to 2008 and from November 2010 to November 2013 and as the President from August 1997 to June 2005. Under Mr. Weil’s stewardship, the company made a number of significant acquisitions and joint ventures, including the privatization of the off-track betting operations of the State of Connecticut, and the acquisitions of Scientific Games Holdings Corp., IGT Online Entertainment Systems, Global Draw and WMS Industries, and the privatization of the Illinois, New Jersey and Italian lotteries. Prior to joining Scientific Games, Mr. Weil was President of Lorne Weil, Inc., a firm he founded which provided strategic planning and corporate development services to technology-based industries, a role he maintained from 1979 to November 1992. From 1974 to 1979, Mr. Weil was Vice President — Corporate Development at General Instrument Corporation. From 1970 to 1974, Mr. Weil was a manager with the Boston Consulting Group. Mr. Weil received his undergraduate degree from the University of Toronto, an M.S. degree from the London School of Economics and an M.B.A. from Columbia University, where he served for more than 10 years on the Board of Overseers. In 2012, Mr. Weil was the sponsor and Chairman of the Board of Andina Acquisition Corp., a NASDAQ-listed blank check company and is currently the Chairman of its successor entity, Tecnoglass Inc. Mr. Weil has been Executive Chairman of Leisure Acquisition Corp., a blank check company, since September 2017. We believe Mr. Weil is well qualified to serve as a member of our Board due to his extensive business and leadership experience particularly in the gaming industry.

Michael R. Chambrello has been a director since January 2019. Mr. Chambrello is principal of Wickford Strategic Investment, LLC. Mr. Chambrello served as the Chief Executive Officer of North America Lottery for International Game Technology PLC from March 2015 until December 2017, where he was responsible for the development and delivery of all lottery technology solutions globally, the strategic development and management of the lottery business in the U.S. and Canada and the global instant ticket printing business. From July 2005 to December 2013, Mr. Chambrello served in various roles at Scientific Games Corporation, including Chief Operating Officer, President and Chief Executive Officer, and most recently as the Chief Executive Officer–Asia-Pacific Region. He served as President and CEO of Environmental Systems Products Holdings from November 2000 to June 2005 and as CEO of Transmedia Asia Pacific, Inc. and Transmedia Europe Inc. from 1998 to 1999. He served in various roles at GTECH Holdings Corporation and its subsidiaries, most recently as President of GTECH Corporation and Executive Vice President of GTECH Holdings Corporation, from 1981 to 1998. Mr. Chambrello has served on the board of directors of various public and private companies, most recently as chairman of the board of directors of Meridian Lightweight Technologies. He has also served on the board of numerous not-for-profit organizations, and currently sits on the executive committees of the Petit Family Foundation and the Southern Connecticut State University Foundation. Mr. Chambrello earned a Bachelor of Science degree in Economics from Southern Connecticut State University. We believe Mr. Chambrello is well qualified to serve as a member of our Board due to his extensive business experience including vast operational experience with public companies in the gaming industry.

M. Alexander Hoye has been a director since May 2017. Mr. Hoye is the Chief Executive Officer of The Faction Collective S.A., a venture-backed retail brand platform that he co-founded in 2006. He is Chairman and co-founder of the London-based Runway East which provides co-working locations and other services for businesses. He was Chief Executive Officer of the digital marketing firm Latitude Group from August 2008 to November 2012. In 1999, he co-founded GoIndustry plc, a global industrial asset resale marketplace, where he was CFO when it was taken public in 2006. He is an angel investor in numerous technology and retail-based projects. He was employed by McKinsey & Co. from 1996 to 1999 as a management consultant with a focus on financial institutions, corporate restructuring, ecommerce, M&A and new market entry and before that worked in the Studios strategic planning division of Walt Disney Company. He has an undergraduate degree from Stanford University and an M.B.A. from Harvard Business School. We believe Mr. Hoye is well qualified to serve as a member of our Board due to his extensive business experience, including his experience with public companies.

Ira H. Raphaelson has been a director since the Business Combination in December 2016. Mr. Raphaelson is Senior Counsel at the law firm of White & Case LLP, in Washington, D.C and Chicago, Illinois. Mr. Raphaelson has also been an adjunct professor of law at Northwestern University's Pritzker School of Law since September 2017. Mr. Raphaelson served as Executive Vice President and Global General Counsel of Las Vegas Sands Corp. from November 2011 and as the company’s Secretary from January 2015 until August 2016. Mr. Raphaelson served as vice president and general counsel of Scientific Games Corp. from February 2006 until October 2011 and as its secretary from June 2006 until October 2011. Mr. Raphaelson was a partner in and helped manage the Washington D.C. office of the law firm of O’Melveny & Myers LLP for ten years and a partner in the Washington D.C. office of Shaw Pittman for three years. Prior to entering private practice, he was a state and federal prosecutor for 15 years, serving the last two years as a Presidentially appointed Special Counsel for Financial Institutions Crime within the Department of Justice. Mr. Raphaelson earned an undergraduate degree and a law degree from Northwestern University. We believe Mr. Raphaelson is well-qualified to serve as a member of our Board due to his extensive legal and business experience, including his experience with public companies and advising with respect to legal compliance.

Desirée G. Rogers has been a director since August 2018. Ms. Rogers is the Chief Executive Officer of Black Opal, LLC, a cosmetics company for women of color. Prior to this, Ms. Rogers was the Chief Executive Officer of Johnson Publishing Company, LLC, a lifestyle company inspired by the African American experience, from August 2010 until May 2017. Since May 2013, Ms. Rogers has served as the Chair of the Chicago tourism bureau, Choose Chicago. Ms. Rogers was the White House Social Secretary for President Obama from January 2009 to April 2010. She served as President of Social Networking for Allstate Financial, a business unit of the Allstate Corporation, from July 2008 to December 2008; as President of Peoples Gas and North Shore Gas, two utility companies owned by Peoples Energy Corporation (a public company acquired by Integrys Energy Group), from 2004 to July 2008; as Senior Vice President and Chief Marketing Officer and Vice President of Peoples Energy Corporation from 1997 to 2004; and as a Director of the Illinois Lottery from 1991 to 1997. In addition, Ms. Rogers served on the Board of Trustees of Equity Residential, a public real estate investment trust, from October 2003 to January 2009. She has also served on the board of Blue Cross Blue Shield and Pinnacle Entertainment, Inc. (until its merger with Penn National Gaming, Inc. in October 2018), and as the Vice Chairman of the Lincoln Park Zoo and the Museum of Science and Industry in Chicago, Illinois. She currently serves on the boards of DonorsChoose, Northwestern Memorial Foundation, the Economic Club, the Commercial Club and World Business Chicago, and on the boards of MDC Partners Inc. and Act II Global Acquisition Corp. She has an undergraduate degree from Wellesley College and an M.B.A. from Harvard Business School. We believe Ms. Rogers is well qualified to serve as a member of our Board due to her extensive experience as a senior executive in the public and private sectors.

Steven M. Saferin has been a director since August 2018. Mr. Saferin founded Media Drop-In Productions (later named MDI Entertainment), a licensed lottery games and promotions business in 1986, where he served as President and Chief Executive Officer until 2003, when he sold the company to Scientific Games Corporation. Following the sale, Mr. Saferin continued to lead MDI as a division president and also assumed the position of Chief Creative Officer for Scientific Games in 2009 until his retirement in 2016. Prior to founding MDI, Mr. Saferin was the Director of Program Acquisitions at ESPN from 1982 to 1986 and served as a vice president with both Viacom Communications and Warner Amex Cable from 1978 to 1982. Mr. Saferin was an attorney for the Federal Communications Commission and for Viacom International Inc. between 1974 and 1978. Mr. Saferin serves on the Dean’s advisory committees for the School of Communication at American University and for the Odum School of Ecology at the University of Georgia. He has a journalism degree from American University and was a sportswriter at the Washington Post. He holds a law degree from the University of Maryland. He has been recognized by the Lottery Hall of Fame for innovations in lottery advertising and the invention and implementation of licensed games in the lottery industry. We believe Mr. Saferin is well qualified to serve as a member of our Board due to his extensive experience in business, brand marketing and as a lottery products innovator.

John M. Vandemore has been a director since the Business Combination in December 2016. Mr. Vandemore has served as Chief Financial Officer of Skechers, a globally branded casual footwear design and marketing company, since November 2017. Previously, he served as Executive Vice President, Divisional Chief Financial Officer of Mattel, from September 2015 until October 2017. Prior to that, he served as Chief Financial Officer and Treasurer of International Game Technology from 2012 until 2015. Prior to that, from 2007 to 2012, Mr. Vandemore served as Vice President and Chief Financial Officer of Walt Disney Imagineering, a division of The Walt Disney Company, a global entertainment company. From 2005 to 2007, Mr. Vandemore served as Vice President and Director, Operations Planning & Analysis of The Walt Disney Company. Prior to 2005, Mr. Vandemore held various positions at AlixPartners, Goldman Sachs, and PricewaterhouseCoopers. Mr. Vandemore earned a Bachelor of Business Administration degree with a major in Accountancy from the University of Notre Dame and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Vandemore is well qualified to serve as a member of our Board due to his extensive financial, accounting and business experience, including his experience as a chief financial officer.

Brooks H. Pierce has been our President and Chief Operating Officer since May 2018 and is a member of our Office of the Executive Chairman. Mr. Pierce joined the Company as Senior Vice President, North America, in April 2018 and previously held the position of Chief Executive Officer of BHP Consulting Group, LLC, a sales, marketing and leadership consulting firm that provided consulting services to the Company from May 2017 through March 2018. From 2015 to 2017, Mr. Pierce was Managing Director of the Americas for Aristocrat Technologies, Inc. He was Chief Revenue Officer for the gaming division of Scientific Games Corporation from 2012 to 2015 and held various other roles within Scientific Games from 1991 to 2010, including Senior Vice President of Marketing and President of Scientific Games Racing. From 2010 to 2012, Mr. Pierce was the President and Chief Business Development Officer of Sportech PLC, a U.K.-based gaming equipment and systems supplier. He is currently a Member of the Advisory Board of Leading Edge Ventures, a Wilmington, Delaware-based venture capital fund, as well as an Advisory Board Member of the Horn Entrepreneurial Program at the University of Delaware. He received his BA from the University of Delaware and is a graduate of the Columbia Business School Senior Executive Program.

Daniel B. Silvers has been our Executive Vice President and Chief Strategy Officer since the Business Combination in December 2016 and is a member of our Office of the Executive Chairman. Mr. Silvers is also the managing member of Matthews Lane Capital Partners LLC, an investment firm he founded in June 2015. He has served as Chief Executive Officer and a director of Leisure Acquisition Corp., a blank check company, since September 2017. Mr. Silvers serves as a director of Avid Technology, Inc.  Mr. Silvers previously served on the boards of directors of International Game Technology, Universal Health Services, Inc., Forestar Group Inc., bwin.party digital entertainment plc, Pico Holdings, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp., as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, Nevada. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors’ “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Prior to founding Matthews Lane in 2015, Mr. Silvers was the President of SpringOwl Asset Management LLC, having joined a predecessor entity in 2009. Previously, Mr. Silvers was a Vice President at Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns and Co. Inc., where he worked from 1999 to 2005. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Stewart F.B. Baker has been our Chief Financial Officer since January 2017 and is a member of our Office of the Executive Chairman. Mr. Baker previously served as Director of Finance for Inspired Gaming Group from October 2015 to January 2017 and as Group Financial Controller from September 2014 to October 2015. From 2009 to 2014, Mr. Baker was employed by Experian plc, a leading global information services company, serving in various positions, including Divisional Financial Controller. Mr. Baker previously worked as a Chartered Accountant at Deloitte LLP. Mr. Baker holds a BSc in Economics from the University of Sheffield (U.K.), where he was awarded the Knoop Prize. In 2019, Mr. Baker was included in The Innovation Group’s Emerging Leaders of Gaming 40 Under 40.

Carys Damon has been our General Counsel and Corporate Secretary since September 2017 and is a member of our Office of the Executive Chairman. Prior to being appointed General Counsel in 2017, Ms. Damon served as Assistant General Counsel from 2015 to 2017 and as Legal Counsel from 2012 to 2015. Prior to joining Inspired, Ms. Damon held the role of Senior Associate at Marriott Harrison LLP in the Media & Technology Department advising clients predominantly in the music, film and television industries on a host of commercial and intellectual property matters, both contentious and non-contentious. Ms. Damon is a Solicitor of the Supreme Court of England and Wales and a member of the New York State Bar. As General Counsel Ms. Damon is responsible for Inspired’s legal and compliance functions.

Board of Directors

The Board is comprised of seven directors, each of whom is a nominee for election at the Annual Meeting. During the fiscal year ended December 31, 2019, the Board met eight times and all directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served. We do not have a policy regarding director attendance at annual meetings, but encourage directors to attend if possible. All of our current directors attended our 2019 annual meeting of stockholders.

Director Independence

NASDAQ listing standards require that a majority of the Board be independent. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of our non-employee directors (Ms. Rogers and Messrs. Chambrello, Hoye, Raphaelson, Saferin and Vandemore) is an “independent director” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

Lead Independent Director. Mr. Raphaelson serves as the Board’s Lead Independent Director.

Committees of the Board. The standing committees of the Board consist of an Audit Committee, a Compensation Committee, and a Nominating, Governance and Compliance Committee. Each of the committees is comprised solely of independent directors and reports to the Board. It was determined at a meeting of the Board in February 2020, on recommendation from the Nominating, Governance and Compliance Committee, that committee memberships be re-aligned in order that each committee have four members.

Audit Committee

The current members of our Audit Committee are Messrs. Vandemore, Hoye and Chambrello and Ms. Rogers. Mr. Raphaelson served as a member of our Audit Committee until February 2020.

Mr. Vandemore serves as chairman of the Audit Committee. All members are independent under applicable NASDAQ and SEC rules.

Each member of the Audit Committee is financially literate, and the Board has determined that Mr. Vandemore qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules.

We have adopted an Audit Committee charter, available on our website, which details the principal functions of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The Audit Committee held ten meetings during 2019.

Compensation Committee

The current members of our Compensation Committee are Messrs. Saferin, Chambrello, Raphaelson and Vandemore. Mr. Hoye served as a member of our Compensation Committee until February 2020. Mr. Saferin is the chairman of the Compensation Committee. All members are independent under applicable NASDAQ and SEC rules. We have adopted a Compensation Committee charter, available on our website, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving the compensation of the Company’s executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our equity-based remuneration plans;

●	assisting management in complying with our SEC filings and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

The Compensation Committee held eight meetings during 2019.

Nominating, Governance and Compliance Committee

The current members of our Nominating, Governance and Compliance Committee are Ms. Rogers and Messrs. Raphaelson, Saferin, and Hoye (who joined in February 2020). Mr. Raphaelson is the chairman of the Nominating, Governance and Compliance Committee. All members are independent under applicable NASDAQ and SEC rules. We have adopted a Nominating, Governance and Compliance Committee charter, available on our website, which details the principal functions of the Nominating, Governance and Compliance Committee, including:

●	reviewing and making recommendations to the Board annually with respect to the composition, size and needs of the Board;

●	developing a pool of potential director candidates in the event of a vacancy on the Board;

●	reviewing stockholder nominations for candidates to the Board, if any, and any stockholder proposals affecting corporate governance, and making recommendations to the Board accordingly;

●	reviewing the size, structure and composition of each committee of the Board and presenting recommendations to the Board for committee membership annually and to fill vacancies as needed;

●	evaluating and recommending termination of membership of individual directors in accordance with the Company’s bylaws, for cause or for other appropriate reasons;

●	in conjunction with the President and Chief Executive Officer, reviewing planning for the succession to the position of Chairman of the Board and President and Chief Executive Officer and other senior management positions;

●	periodically reviewing overall corporate governance principles, procedures and practices of the Company and making recommendations to the Board as appropriate;

●	evaluating and monitoring the Company’s policies and procedures for the use of third party contractors and customer acquisition; and

●	monitoring compliance by the Company with its policies, including but not limited to the Company’s Whistle Blowing Policy, Insider Trading Policy, Code of Ethics, Anti-Corruption and Bribery Policy, and guidelines regarding conflicts of interest.

The Nominating, Governance and Compliance held five meetings during 2019.

Consideration of Director Candidates

Director Qualifications

The Board believes that all directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Nominating, Governance and Compliance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, as well as gender and background diversity, and, for incumbent directors, his or her past performance. While neither the Board nor the Nominating, Governance and Compliance Committee has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the Board, the Board continues to proactively seek to add to the diversity of its members. It is our goal to have a balanced Board, with members whose skills, background and experience are complementary and, together, cover a variety of areas that affect our business.

Procedures for Consideration

The Nominating, Governance and Compliance Committee initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available. A member of the Nominating, Governance and Compliance Committee will contact for further review those candidates who the committee believes are qualified, may fulfill a specific Board need and would otherwise make a strong contribution to the Board. If, after discussions with the candidate and other reviews and consideration as may be necessary or appropriate, the Nominating, Governance and Compliance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board, which ultimately determines each slate of director nominees to be proposed to stockholders and ultimately determines when and how to fill vacant Board seats between stockholder elections.

Candidates Recommended by Stockholders

The policy of our Nominating, Governance and Compliance Committee is to consider recommendations for candidates for director nominees that are properly submitted by stockholders. Any stockholder recommendations for consideration by the Nominating, Governance and Compliance Committee should include the candidate’s name; biographical information; business and residence addresses; resume; information regarding any relationships between the candidate and the Company within the last three years; a description of all arrangements between the candidate and the recommending stockholder and any other person by which the candidate is being recommended; a written indication of the candidate’s willingness to serve on the Board; any other information required to be provided under the section of this document entitled “Other Matters – Stockholder Proposals”, the Company’s bylaws and applicable securities laws and regulations; and a written indication of willingness to provide such other information as the Nominating, Governance and Compliance Committee may reasonably request. The Nominating, Governance and Compliance Committee suggests that any stockholder recommendations address, among other matters, how the candidate would qualify for service as a director based on the following criteria in particular: independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy and risk management skills. There are no differences in the manner in which the Nominating, Governance and Compliance Committee evaluates candidates for director recommended by a stockholder, and other director candidates. The committee identifies candidates for future Board openings on an ongoing basis in the ordinary course of its business, and any candidates recommended by stockholders would be considered in addition to other candidates known to the committee.

Procedures for Contacting Directors

The Board has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board or with a specific director at any time by writing to Inspired Entertainment, Inc., 250 West 57th Street, Suite 415, New York, New York 10107, Attention: Company Secretary, or calling +1 (646) 565-3861. We review all messages received and forward messages that reasonably appear to be communications from a stockholder intended to be made to one or more directors about a matter of stockholder interest. Such messages are forwarded as soon as practicable, to the particular director to whom they are addressed or, if not so addressed, to the Chairman of the Nominating, Governance and Compliance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to directors.

Environmental, Social and Governance Principles

The Nominating, Governance and Compliance Committee took advice, considered various positions and concluded that the Board’s and the Company’s obligation is, pursuant to Delaware law, to the owners of the Company – our stockholders. In that regard, the Company believes that environmental and social responsibility as well as human capital management (including diversity) and corporate governance are important policy considerations that are in the interest of our stockholders, as reflected in our Code of Conduct and related policies.  The Committee:

●	receives periodic reports on gender pay gap which are published by the Company’s U.K. subsidiary in line with Equality Act 2010 (Gender Pay Gap Information) Regulations 2017;

●	had oversight of the implementation of the Company’s statement on Modern Slavery and Human Trafficking;

●	periodically reviews and receives reporting on the Company’s Whistleblower and Anti-Corruption and Bribery Policies; and

●	receives periodic reports on Company’s Customer and Vendor Due Diligence Policies which include compliance with relevant laws as well as the Company’s Code of Ethics.

This is also part of a shared philosophy by the Compensation Committee, which drives the effort to refine and improve alignment of management and stockholder interest.  These commitments are also reflected in the addition of Ms. Rogers to our Board of Directors and the addition of Ms. Damon to the Company’s Office of the Executive Chairman (OEC) during 2019.

Audit Committee Report*

The Audit Committee meets regularly with the Company’s management and its independent registered public accounting firm to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly with the Company’s independent registered public accounting firm alone to review the foregoing matters. The Audit Committee selects the Company’s independent registered public accounting firm and periodically reviews their performance and independence.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019 with management, and discussed with the Company’s independent registered public accounting firm the matters required to be discussed. Additionally, the Audit Committee reviewed the written disclosures and letter from our independent registered public accounting firm required by the rules of the Public Company Accounting Oversight Board (the “PCAOB”), and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for such year, for filing with the SEC.

Respectfully submitted,

Audit Committee of the Board of Directors

/s/ John M. Vandemore, Chairman

/s/ Desirée G. Rogers

/s/ Michael R. Chambrello

/s/ M. Alexander Hoye

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our Audit Committee, Compensation Committee and Nominating, Governance and Compliance Committee charters are available on our website at www.inseinc.com. Amendments to, or waivers for any of our principal executive officers from the requirements of, our Code of Ethics, if any, will be disclosed on our website at www.inseinc.com or in our reports filed with the SEC.

EXECUTIVE COMPENSATION

Executive Compensation Oversight and Objectives

Our executive compensation program is overseen by the Compensation Committee of the Board. The Compensation Committee has developed the following goals for our executive compensation program:

●	To attract and retain key executive talent by providing competitive compensation;

●	To reward executive officers based upon the achievement of Company performance goals and individual performance goals; and

●	To align the interests of executive officers with those of our stockholders.

In May 2018, the Company formed the Office of the Executive Chairman (the “OEC”), which currently consists of our Executive Chairman, A. Lorne Weil; our President and Chief Operating Officer, Brooks H. Pierce; our Executive Vice President and Chief Strategy Officer, Daniel B. Silvers; our Executive Vice President and Chief Financial Officer, Stewart F.B. Baker; and our General Counsel, Carys Damon. The OEC executes the day-to-day management of the Company.

During 2019, the Committee concentrated on bringing legacy contract provisions with two members of the OEC into greater alignment with current market practices and to extending the contract of our President and Chief Operating Officer, while incenting the management team to make budgets and achieve a transformative transaction,  As the Committee first began preparation for this proxy season, it believed that it had appropriately replaced one of the legacy contracts (the one with Mr. Weil), partially modified the second, and successfully contracted with the President and Chief Operating Officer in the aftermath of a transformative transaction.  After receiving comments from some institutional investors on the proposed new contract with Mr. Weil, the Committee began working on further revisions to that new contract.  As those discussions progressed, Mr. Weil and the Committee became increasingly focused on the Company’s pandemic mitigation response.  Rather than divert attention from the pandemic response, Mr. Weil and the Committee agreed to withdraw his new contract and revert to his original agreement as part of a package of management and Committee initiatives to conserve cash and limit the dilutive impact of awarding equity under the 2018 Plan by suspending it during the pandemic response.  The Company came out of 2019 repositioned after adjusting to the adverse impact of the U.K. triennial.  Neither the Company, business generally or the governments in the countries where we do business could anticipate the enormity of the pandemic impact nor can we fully anticipate it now.  As we begin the second quarter of 2020, more than 80% of the workforce has been furloughed and the remainder is on reduced time and/or pay.  In working with the management team to navigate these uncertain and unprecedented times, the Committee is determined to discharge its obligations to stockholders to ensure alignment of management and stockholder interests in navigating the pandemic and government response thereto as responsibly as possible.

Compensation Consultant

The Compensation Committee retained FW Cook as its independent compensation consultant in July 2019. Representatives of FW Cook regularly attend Compensation Committee meetings and communicate with the Chair of the Compensation Committee outside of meetings. FW Cook reports directly to the Compensation Committee and the Compensation Committee oversees the fees paid for its services. FW Cook provides the Compensation Committee with independent and objective guidance on a variety of matters related to our executive and director compensation programs and general compensation and benefits matters. FW Cook does not provide any consulting services to the Company beyond its role as a consultant to the Compensation Committee. The Compensation Committee conducts an assessment of the independence of its compensation consultant annually, pursuant to SEC rules and, following its most recent assessment, concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.  During 2019, FW Cook provided the following services to the Compensation Committee: (1) developed a peer group to be used for an assessment of compensation levels for executives and directors, (2) assisted with the development of terms for employment arrangements, (3) reviewed the Company’s short and long-term incentive plan designs, (4) analyzed peer group compensation levels for executives and directors and (5) reported on market and legislative trends in executive compensation. In addition, in March 2020, FW Cook advised the Compensation Committee on how companies are dealing with compensation issues in light of the COVID-19 pandemic.

In 2019, prior to retaining FW Cook, the Compensation Committee had retained AETHOS Consulting Group as its independent compensation consultant. AETHOS generally advised the Committee on peer group selection and the design of the executive compensation program.

Named Executive Officers

The named executive officers for 2019 were as follows:

Named Executive Officer	Position
A. Lorne Weil	Executive Chairman
Brooks H. Pierce	President and Chief Operating Officer
Daniel B. Silvers	Executive Vice President and Chief Strategy Officer

Executive Compensation Elements

The principal elements of the compensation program for our named executive officers consist of:

●	base salary;

●	short-term cash bonus awards;

●	long-term equity awards;

●	personal benefits; and

●	termination and change in control provisions.

Base Salary

Base salary levels are reviewed by the Compensation Committee on an annual basis and as circumstances warrant. In determining base salary levels, the Compensation Committee considers market competitive information, internal pay equity, individual responsibilities and performance assessments.

Short-Term Cash Bonus Awards

As part of a short-term incentive plan (“STIP”) adopted by the Compensation Committee, the named executive officers were eligible to receive performance-based cash bonuses for 2019 based on a formula that involved attainment of the Company’s financial performance metrics. The target bonus opportunity for each of the named executive officers for 2019 was equal to 100% of their base salaries and 200% for their maximum bonus amounts. The Compensation Committee determined to award STIP bonuses in amounts equal to approximately 57.6% of their target award eligibility based on the level of attainment of the Company financial performance metrics (as measured by adjusted EBITDA, with allowable adjustments for one-time events under the criteria laid out in such plan). The actual payment of 2019 bonuses under the STIP is being deferred as part of the COVID-19 pandemic remediation package proposed by management and approved by the Board (subject to future review and approval for payment by the Compensation Committee).

Long-Term Equity Awards

The Company adopted the stockholder approved 2018 Omnibus Incentive Plan (the “2018 Plan”) in September 2018, following an evaluation by the Compensation Committee of long-term equity grant strategies with the assistance of the Compensation Committee’s independent compensation consultant. During 2019, the Compensation Committee approved awards for executive officers and other eligible participants that offered a mix of service-based and performance-based awards with the goal of motivating and rewarding long-term service, achieving Company objectives and increasing the alignment of management’s interests with the interests of stockholders.

The awards were comprised of two components:

●	one-half were time-based RSUs with a three-year vesting schedule: and

●	the other one-half were performance-based RSUs as to which vesting requires both:

o	attainment of Company performance criteria established for 2019 (measured by Adjusted EBITDA targets); and

o	completion of a three-year time-based vesting schedule subject to certain exceptions in the event of a participant’s death, termination of employment within one year of a change of control or, in limited cases, to comply with a contractual commitment.

The performance RSUs reflected the participant’s target award (the level applicable to 100% of the target being met), with the ultimate number of units eligible to vest depending on the level of performance attained (ranging from 0% to 200% for attainment of the maximum level).  The Compensation Committee determined in March 2020 that the performance criteria applicable to the performance RSUs was met at a level equal to approximately 86.6% of the target awards, such that the balance of the award eligibility would be cancelled.

As part of its March 2020 review of the Company’s COVID-19 pandemic response, the Compensation Committee determined, among other actions:

●	not to award additional LTIP grants for 2020 from shares remaining in the 2018 Plan at this time;

●	not to create an LTIP structure for 2021-2023 at this time; and

●	not to seek approval by the stockholders at this time for additional shares to be awarded in the future as part of an extended LTIP.

Personal Benefits

The executive officers of the Company who are U.S.-based (Messrs. Weil, Pierce and Silvers) are offered health insurance and participation in a 401(k) plan that provides matching contributions of up to 4% of compensation (subject to IRS annual maximums). Mr. Pierce, who divides his time between the U.S. and the U.K., also received a $25,000 allowance to offset the cost of his dual location employment, received tax equalization relating to his dual employment in the U.K. and was provided with access to a Company-leased apartment in the U.K. The lease for such apartment expires in July 2020 and the Company does not anticipate renewing such lease.

The executive officers of the Company who are U.K. based (including Mr. Baker and Ms. Damon), receive U.K. market-related benefits including executive-tiered health insurance, life insurance, a car allowance and a defined contribution pension scheme carrying a 15% employer contribution.

Employment Agreements, including Termination and Change in Control Provisions

The employment service agreements entered into with our named executive officers establish the overall framework for each such officer’s compensation, including base salary and target and maximum bonus amounts.  The agreements with two of our named executive officers (Messrs. Weil and Silvers) are legacy agreements originating in the business combination.  The third agreement, with Mr. Pierce, was scheduled to terminate in May 2020.  Letter Agreements with Mr. Baker and Ms. Damon were entered/last modified on March 30, 2020 in the U.K.

During 2019 and continuing into the first quarter of 2020, the Compensation Committee worked with such executives to update the three U.S. based contracts. Mr. Weil agreed to new terms that were subject to stockholder approval and have now been withdrawn at his suggestion and with the support of the Compensation Committee and Board as part of the COVID-19 remediation response.  While the Board believed, and continues to believe, that removing certain portions of the legacy contract and fully incentivizing and aligning management and stockholder interests is important, avoiding a diversion of attention from current pandemic response efforts militated in favor of withdrawing, rather than either submitting or working to modify, the agreement with Mr. Weil.  The limited result of the effort to modify Mr. Silvers’ contract have been previously reported and is further described below.   The Compensation Committee completed negotiations with Mr. Pierce to extend his contract past May 2020.

As part of its commitment to cost containment in mitigation of the COVID-19 pandemic and government-imposed restrictions resulting therefrom, the Compensation Committee worked with management to expand the management plan to include:

●	Board decision to forgo the second quarterly cash compensation component of director compensation while reviewing any future cash component due the board on a quarter by quarter basis during 2020;

●	Suspension and review of the 2018 Plan with no awards for 2020 at this time;

●	Deferral of planned development of a 2021-23 LTIP; and

●	Deferral of any request for approval from stockholders for shares in an extended LTIP.

Below are summaries of the agreements with our named executive officers.

Employment Agreement with A. Lorne Weil, Executive Chairman

On January 16, 2017, the Company entered into an employment agreement with Mr. Weil, our Executive Chairman. Mr. Weil’s current annual base salary rate is $750,000 (effective October 1, 2018). Mr. Weil’s target annual bonus opportunity of not less than 100% of his base salary, and a maximum annual bonus of 200% of his base salary, subject to performance goals determined by the Compensation Committee.  As part of the first round of pandemic cost savings, Mr. Weil led the management team in proposing a temporary 25% reduction in his base salary (effective April 1, 2020), subject to further action by the Compensation Committee.

Mr. Weil’s agreement provides that he is to receive compensation and benefits on terms no less favorable than those offered to any other executive of the Company. Mr. Weil’s employment agreement does not have a set term, and his employment with the Company is non-exclusive. The agreement may be terminated without cause on three months’ written notice by either party. Upon termination without cause by the Company or for good reason by Mr. Weil (as such terms are defined in the agreement), Mr. Weil would be entitled to receive (i) a pro-rated maximum annual bonus for the year in which the termination occurred, (ii) his salary for the eighteen-month period following the termination date (or thirty (30) months if termination occurs within two years of a change in control, as defined), (iii) one and one-half times his target annual bonus (or two and one-half times if termination occurs within two years of a change in control) and (iv) acceleration of 100% vesting of all incentive and equity compensation to which he is entitled at the termination date.

Under the employment agreement, Mr. Weil will remain subject to certain covenants, including, among other things, a covenant not to enter into a directly competing business or solicit employees of the Company for a period of twelve months after termination of his employment, as well as a covenant not to disclose certain confidential information of the Company.

On January 31, 2020, the Company entered into a new employment agreement with Mr. Weil, the effectiveness of which was conditioned upon stockholder approval. Between January 31 and March 26, the Compensation Committee and Mr. Weil discussed a number of potential revisions to the January 31, 2020 agreement to further align his interests with the stockholders’ to be memorialized in an amended agreement.  On March 26, 2020, Mr. Weil voluntarily withdrew this new employment agreement by agreement with the Compensation Committee so that he (and the Compensation Committee) could focus on measures to be taken by the Company in light of the COVID-19 pandemic and various governmental responses thereto, rather than be diverted by contract negotiations. Mr. Weil remains employed under the terms of his original agreement, as previously in effect.

Employment Agreement with Brooks H. Pierce, President and Chief Operating Officer

On February 17, 2020, the Company entered into a new employment agreement with Brooks H. Pierce, the Company’s President and Chief Operating Officer. The Agreement has a four-year term with a mutual option for a fifth year, unless terminated earlier by the Company or Mr. Pierce pursuant to the terms of the Agreement.

Mr. Pierce’s original agreement, entered into in May 2018, was set to expire in May 2020. Such agreement provided for an annual base salary of $400,000, an annual bonus opportunity of from 100% (target) to 200% (maximum) of his base salary, subject to the Company meeting specified performance targets and he himself meeting specified individual performance targets and an award of 100,000 restricted stock units.

Among other things, the new agreement provides that, effective January 1, 2020, Mr. Pierce shall receive a base salary of $500,000. In addition, Mr. Pierce shall have the opportunity to earn an annual target bonus equal to 100% of his annual salary and an annual maximum bonus equal to 200% of his annual salary. Mr. Pierce shall also be eligible to receive incentive and equity-based compensation and any other benefits determined by the Compensation Committee of the Board, including participation in the Company’s long-term incentive plan available for senior executives. As part of the pandemic response, Mr. Brooks agreed to a temporary 21% reduction in his base salary effective April 1, 2020, subject to further action by the Compensation Committee.

In addition, subject to the conditions set forth in the Agreement, Mr. Pierce received a special sign-on equity grant of an aggregate of 200,000 restricted stock units (“RSUs”), of which 75,000 RSUs shall vest on December 31, 2022 and 25,000 RSUs shall vest on December 31, 2023, in each case provided that Mr. Pierce remains employed by the Company pursuant to the Agreement on such date, and the remaining RSUs shall be earned on a basis of 25,000 RSUs per year for the years 2020 through 2023, based on the Company’s achievement of annual adjusted EBITDA targets. In the event of mutual extension of the contract for a fifth year, Mr. Pierce shall receive a further 50,000 RSUs in connection with such extension, which RSUs will vest as to: (i) one half on December 31, 2024 provided that Mr. Pierce remains employed on that date, and (ii) the remaining 25,000 RSUs based upon Company’s achievement of annual adjusted EBITDA targets and vesting on December 31, 2024.

In the event the Company elects to terminate the Agreement other than for cause, or if Mr. Pierce terminates the Agreement for good reason, Mr. Pierce shall receive accrued benefits, a salary for 12 months and a prorated bonus for the year of termination (or 18 months in the event of a change in control transaction, plus 1.5 times target bonus), and his outstanding equity awards shall vest in accordance with the terms set forth in the Agreement.

Employment Agreement with Daniel B. Silvers, Executive Vice President and Chief Strategy Officer

On December 14, 2016, Mr. Silvers entered into an employment agreement to join the Company as Chief Strategy Officer effective upon the closing of the Business Combination. Mr. Silvers receives an annual base salary rate of $385,000 (effective October 1, 2017), a target annual bonus of not less than 100% of his base salary and a maximum annual bonus of 200% of his base salary, subject to performance goals determined by the Compensation Committee. Mr. Silvers is entitled to reimbursement for private medical insurance. Mr. Silvers also agreed to a temporary 17.22% reduction of his base salary as part of the Company’s pandemic response, effective April 1, 2020, subject to further action by the Compensation Committee.

Effective January 31, 2020, the Company entered into an amendment to the agreement to (i) delete one of the provisions in Mr. Silvers’ employment agreement that provided he would receive salary and other benefits and perquisites at levels that were more favorable than those respective levels offered to other executives of the Company, subject to certain exceptions, and (ii) clarify that certain provisions relating to Mr. Silvers’ right to incentive and equity (or equity-based) compensation and other benefits at levels and on terms that are no less favorable than those respective levels offered to other executives of the Company, subject to certain exceptions, does not apply to equity grants made to an executive (either current or prospective) of the Company upon the signing of a new employment contract with the Company.

Mr. Silvers’ employment agreement does not have a set term, and his employment with the Company is non-exclusive. The agreement may be terminated without cause on three months’ written notice by either party. Upon termination by the Company without cause or by Mr. Silvers for good reason (as such terms are defined in the agreement), Mr. Silvers would be entitled to (i) a pro-rated maximum annual bonus for the year in which the termination occurred, (ii) his salary for the two-year period following the termination date (or three years if termination occurs within two years of a change in control, as defined), (iii) two times his maximum annual bonus (or three times if termination occurs within two years of a change in control) and (iv) acceleration of 100% vesting of all incentive and equity compensation to which he is entitled at the termination date.

Under the employment agreement, Mr. Silvers will remain subject to certain covenants, including, among other things, a covenant not to enter into a competing business, for any period after termination of his employment during which he receives certain specified termination payments, as well as a covenant not to disclose certain confidential information of the Company.

Summaries of the employment agreements with the other members of the OEC, who are U.K.-based, are as follows:

Employment Agreement with Stewart F.B. Baker, Executive Vice President and Chief Financial Officer

Mr. Baker serves as our Chief Financial Officer pursuant to an employment agreement dated March 23, 2017, as amended on October 24, 2017, with Inspired Gaming (UK) Limited, our subsidiary. Mr. Baker’s base salary rate is £230,000. Each party is required to give 12 months’ notice to terminate the agreement; provided the Company may in its discretion elect to terminate with immediate effect by paying to Mr. Baker the salary contractually due to him in respect of the notice period or, if less, the notice period still outstanding. Mr. Baker is subject to a covenant not to enter into a competing business for a period of twelve months after the date of termination of his employment.

Mr. Baker also agreed to a temporary 17% reduction of his base salary as part of the Company’s pandemic response, effective April 1, 2020, subject to further action by the Compensation Committee.

Employment Agreement with Carys Damon, General Counsel

On January 29, 2013, the Company entered into an employment agreement with Carys Damon, the Company’s General Counsel. The agreement did not have a fixed term. As of January 1, 2019, Ms. Damon was being compensated at the rate of £175,000 per year. Each party is required to give six months’ notice to terminate the agreement; provided the Company may in its discretion elect to terminate with immediate effect by paying to Ms. Damon the salary contractually due to her in respect of the notice period or, if less, the notice period still outstanding. Ms. Damon is subject to a covenant not to enter into a competing business for a period of six months after the date of termination of her employment.

On November 11, 2019, the Compensation Committee determined to increase the annual base salary of Carys Damon, the Company’s General Counsel and a member of the OEC, from £175,000 to £230,000, effective immediately. In addition, effective November 11, 2019, the Compensation Committee determined to award Ms. Damon 25,000 restricted stock units under the 2018 Plan. Each RSU represents a contingent right to receive one share of the Company’s common stock at settlement. Provided the holder has continued to provide services to the Company, the RSUs will vest on December 31, 2021, and will vest on an accelerated basis in the event a change in control occurs and the holder’s employment is terminated without cause within twelve months following such change of control, or upon the holder’s death (subject to the definitions, terms and conditions set forth in an award agreement with the Company). The award is subject to clawback provisions extending for three years following the delivery of the RSUs. For the year ending December 31, 2020, and on a pro rata basis for the year ending December 31, 2019, Ms. Damon will be eligible to receive a cash bonus at a level in line with other members of the OEC. Such determinations were made in recognition of Ms. Damon’s expanded role as a member of the OEC. Ms. Damon also agreed to a temporary 17% reduction of her base salary as part of the Company’s pandemic response, effective April 1, 2020, subject to further action by the Compensation Committee.

Temporary Salary Reduction Letters (COVID-19 mitigation)

As part of the Company’s efforts to manage its cash flow by reason of the business effects of the COVID-19 pandemic, each of the named executive officers and other members of the OEC and other personnel of the Company consented to a temporary reduction in base salary calculated on a percentage basis on each of the tiered stacks of the executive’s salary ranging from 0% for the portion under £25,000 (approximately $30,623) to 33.3% for the over £300,000 (approximately $367.469) portion. The percentage reductions, and the temporary reduced base salaries, are, as follows for the named executives and other member of the OEC:

Lorne Weil (Executive Chairman): 25%

Brooks Pierce (President and Chief Operating Officer): 21%

Daniel Silvers (Executive Vice President and Chief Strategy Officer): 17.22%

Stewart Baker (Executive Vice President and Chief Financial Officer): 17%

Carys Damon (General Counsel): 17%

Each of the above persons has entered into a letter agreement with the Company with respect to the reduction of their base salaries. These letters also provide that the Company will be indefinitely deferring payment of their 2019 STIP bonuses and that no new LTIP awards were being awarded at the current time.

Indemnification Agreements

The Company has entered into indemnification agreements with all of its directors and executive officers pursuant to which such individuals are indemnified by the Company to the fullest extent permitted under Delaware law.

Summary Compensation Table

The following table sets forth information concerning compensation awarded to, earned by or paid to our named executive officers.

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($) (2)		Option Awards ($)	Nonequity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
A. Lorne Weil	2019	750,000	—	824,996		—	431,627	11,200	2,017,823
Executive Chairman	Stub Period	187,500	—	—		—	—	—	187,500
	2018	700,000	—	3,738,768		—	168,980	2,195	4,609,943

Brooks H. Pierce	2019	400,000	—	439,997		—	230,200	186,995	1,257,192
President and COO	Stub Period	100,000	—	—		—	—	55,653	155,653

Daniel B. Silvers	2019	385,000	—	423,495		—	221,569	13,887	1,043,951
Executive VP and	Stub Period	96,250	—	—		—	—	614	96,864
Chief Strategy Officer	2018	385,000	—	868,995	(2)	—	92,939	58,278	1,405,212

(1)	The Company changed its fiscal year end from September 30 to December 31 beginning with the year ended December 31, 2019. Accordingly, the table includes information for the transition period from October 1, 2018 to December 31, 2018 (the “Stub Period”).

(2)	The stock awards for 2019 consist of formula awards of time-based RSUs and performance-based RSUs. The values shown reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 by multiplying the number of shares subject to the awards by the closing price of the common stock on the grant date and, in the case of the performance-based RSUs (as to which the number of RSUs eligible to vest depends on the performance level attained), reflect the Company’s assessment at the time of grant as to the probable outcome of the performance condition. If, alternatively, the performance-based RSUs had been valued assuming the maximum level of performance (200% of the target number of RSUs), the value of the performance-based RSUs would have been as follows: Mr. Weil, $749,996, Mr. Pierce, $399,997, and Mr. Silvers, $384,995. For additional information, see our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

The stock awards for 2018 consist of formula awards of time-based as well as RSUs issued to Messrs. Weil and Silvers in connection with the cancellation of the awards of performance-based restricted stock they received in 2017. The values shown reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 by multiplying the number of shares subject to the awards by the closing price of the common stock on the grant date and, in the case of the awards issued in connection with the cancellation of their awards received in 2017, reflect the incremental value attributable to the new awards relative to the value of the prior awards. For additional information, see our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2018.

(3)	The nonequity incentive compensation awards shown reflect amounts awarded under the Company’s STIP bonus program. The payout level approved was approximately 57.55% of the named executive’s target bonus for fiscal 2019 and 24.14% for fiscal 2018, based on the attainment of performance targets for the applicable year. As discussed in the section above, payment of the 2019 STIP bonuses is being deferred indefinitely in connection with mitigation efforts being taken by the Company in the context of the COVID-19 pandemic.

(4)	The amounts shown under “All Other Compensation” for 2019 include matching contributions allocated to a defined contribution plan of $11,200 for each named executive (to be deposited in 2020). The amounts for 2019 also include the following: Mr. Pierce, an allowance in connection with Mr. Pierce’s dual location employment of $25,000, the cost to the Company of maintaining a corporate apartment leased in the U.K., which was made available to Mr. Pierce, in the amount of $51,463 (calculated by subtracting from the full cost of the apartment the estimated amount saved on hotel and related travel expenses) and tax equalization provided by the Company relating to Mr. Pierce’s dual employment in the U.K. during 2019, in the estimated amount of $99,332; and Mr. Silvers, a supplement covering the cost of his life insurance premiums for coverage under a group policy of $2,687. In addition, the Company reimbursed the cost of Mr. Silvers’ private health insurance coverage for 2019 which did not involve incremental cost to the Company in comparison to the amount that would have been incurred for his coverage under the group health plan.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards made to our named executive officers as of December 31, 2019.

Option Awards						Stock Awards (1)(2)(3)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
A. Lorne Weil	—	—	—	—	—	120,429	812,896	57,692	389,421
Brooks H. Pierce	—	—	—	—	—	142,371	961,004	30,769	207,691
Daniel B. Silvers	—	—	—	—	—	61,820	417,285	29,615	199,901

(1)	Consists of the following awards:

(i)	Time-based RSUs granted on September 28, 2018 to Messrs. Weil, Pierce and Silvers for 2018 in the original amounts of 122,950, 32,786 and 63,114, respectively, as to which one-third vested on December 31, 2019 and the remainder vests in two equal installments on each of December 31, 2020 and 2021.

(ii)	Time-based RSUs granted on January 28, 2019 to Messrs. Weil, Pierce and Silvers for 2019 in the original amounts of 57,692, 30,769 and 29,615, respectively, as to which one-third vested on December 31, 2019 and the remainder vests in two equal installments on each of December 31, 2020 and 2021.

(iii)	Performance-based RSUs granted on January 28, 2019 to Messrs. Weil, Pierce and Silvers for 2019 in the target amounts of 57,692, 30,769 and 29,615, respectively, as to which vesting is conditioned on attainment of pre-established performance criteria for 2019 and a time-based vesting schedule (i.e., vesting in one installment on December 31, 2021).

(iv)	RSUs granted on May 1, 2018 to Mr. Pierce in connection with his become President and Chief Operating Officer in the amount of 100,000 RSUs which are scheduled to vest on May 1, 2020. The settlement of such RSUs are subject to deferral during Mr. Pierce’s employment pursuant to the terms of the award agreement.

(2)	The values shown were calculated by multiplying the number of shares subject to the awards by the closing price of the Company’s common stock on December 31, 2019 ($6.75).

(3)	In addition to these awards, as of December 31, 2019, Mr. Weil held 926,272 RSUs and Mr. Silvers held 150,000 RSUs which vested on December 31, 2019. These RSUs are subject to settlement deferral during the employment of the award recipient pursuant to the terms of the award agreement.

Director Compensation

The Company’s non-employee directors receive annual cash retainers and annual grants of RSUs in the amounts set forth below:

	Annual Cash Retainer	Annual RSU Award
Board Members	$50,000	$50,000
Lead Independent Director Additional Retainer and Equity	$5,000	$5,000
Committee Chair Additional Retainer and Equity	$5,000	$5,000

With respect to the annual awards of RSUs for 2019, the number of RSUs granted was determined by dividing the award value (as shown in the table) by the closing price of the Company’s stock on the grant date.

The annual awards of RSUs are granted as of the first business day of the calendar year and vest in four equal installments, one-quarter on the date of grant and the remaining three quarters on the first day of each calendar quarter (i.e., April 1, July 1 and October 1). The RSUs are not settled until a director leaves the Board.

The compensation paid during 2019 to individuals who served as non-employee directors is shown below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael R. Chambrello (1)	46,795	46,300	—	—	—	93,095
M. Alexander Hoye	50,000	50,000	—	—	—	100,000
Ira H. Raphaelson	60,000	59,997	—	—	—	119,997
Desirée G. Rogers	50,000	50,000	—	—	—	100,000
Steven M. Saferin	55,000	54,996	—	—	—	109,996
John M. Vandemore	55,000	54,996	—	—	—	109,996

(1)	Mr. Chambrello joined the Board on January 28, 2019; accordingly, the amounts shown for him reflect his partial period of service.

(2)	Represents annual grants of RSUs. The grant date fair value was computed in accordance with FASB ASC Topic 718, by multiplying the number of shares subject to the award by the closing price of the common stock on the grant date. For additional information, see our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

As of December 31, 2019, the aggregate stock awards, consisting of RSUs, held by our non-employee directors were as follows:

Name	Total Number of RSUs (1)
Michael R. Chambrello	7,123
M. Alexander Hoye	17,692
Ira H. Raphaelson	24,198
Desirée G. Rogers	12,192
Steven M. Saferin	13,220
John M. Vandemore	22,181

(1)	All outstanding RSUs held by the directors were vested as of fiscal year-end.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2019, we had the following equity compensation plans, under which the indicated number of securities were issuable upon the exercise of outstanding awards, and the indicated number of securities remained available for future issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	2,744,842	(1)	1,812,137

Equity compensation plans not approved by security holders	—	—	—

(1)	Outstanding awards of stock rights consist of RSUs, which have no exercise price.

(2)	Equity compensation plans approved by security holders consist of the 2016 Long-Term Incentive Plan, the Second Long-Term Incentive Plan, the 2018 Plan and the Employee Stock Purchase Plan. The number of shares remaining available for issuance was as follows as of December 31, 2019: 1,336,737 shares under the 2018 Plan and 475,400 under the Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known as of April 6, 2020, the Record Date, regarding the beneficial ownership of our common stock by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our common stock; and

●	each of our directors and named executive officers (named in our summary compensation table), as well as a group total for all of our current directors and executive officers (including those not named in our summary compensation table).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power over that security, including options, warrants or RSUs that are currently exercisable or convertible or exercisable or convertible within 60 days of the date as of which information is provided.

The beneficial ownership of our common stock is based on 23,021,843 shares of common stock outstanding as of the Record Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In addition, unless otherwise indicated, the address for each person named below is c/o Inspired Entertainment, Inc., 250 West 57th Street, Suite 415, New York, NY 10107.

Name of Beneficial Owner	Number of Shares of Common Stock (1)		Percent of Class
Landgame S.à.r.l	6,744,447	(2)	29.30%
MIHI LLC	4,023,750	(3)	16.75%
HG Vora Special Opportunities Master Fund, Ltd.	4,150,000	(4)	17.72%
683 Capital Management, LLC	1,995,869	(5)	8.24%
Harwood Capital LLP	1,320,559	(6)	5.74%
A. Lorne Weil	5,324,394	(7)	19.13%
Michael R. Chambrello	10,826	(8)	*
M. Alexander Hoye	21,395	(9)	*
Ira H. Raphaelson	28,742	(10)	*
Desiree G. Rogers	15,895	(11)	*
Steven M. Saferin	18,069	(12)	*
John M. Vandemore	27,255	(13)	*
Brooks H. Pierce	116,627	(14)	*
Daniel B. Silvers	177,111	(15)	*
All current directors and executive officers as a group (11 persons)	5,842,708	(16)	20.66%

*	Less than 1 percent

(1)	Derivative securities such as warrants and RSUs that are exercisable or convertible into shares of common stock within 60 days of the date as of which information is provided in this table are deemed to be beneficially owned and outstanding for purposes of computing the ownership of the person holding such securities but are not deemed to be outstanding for purposes of computing the ownership of any other person. The shares that were issued pursuant to grants of restricted stock under our 2016 Long-Term Incentive Plan are included in the outstanding shares of common stock (such shares carry voting rights but remain subject to vesting requirements including based on satisfaction of stock price performance targets).

(2)	According to a Schedule 13D/A filed on March 27, 2019, Vitruvian I Luxembourg S.à.r.l, VIP I Nominees Limited and Vitruvian Partners LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares held directly by Landgame S.à.r.l. The business address of Vitruvian Partners LLP is 105 Wigmore Street, London, W1U 1QY, U.K.

(3)	According to a Schedule 13G filed on January 3, 2017, Macquarie Group Limited is the ultimate indirect parent of MIHI LLC and may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares held by MIHI LLC. Includes 1,000,000 shares underlying 2,000,000 warrants. The principal business address of MIHI LLC is 125 West 55th Street, New York, NY 10019.

(4)	According to a Schedule 13G/A filed on February 14, 2019, HG Vora Capital Management, LLC, as investment manager for the Fund, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares held by the Fund. Includes 400,000 shares underlying 800,000 warrants. The business address of HG Vora Capital Management, LLC is 330 Madison Avenue, 23rd Floor, New York, NY 10017.

(5)	According to a Schedule 13G/A filed on February 13, 2020, Ari Zweiman, the Managing Member of 683 Capital Management, LLC, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by 683 Capital Management, LLC. Includes 1,194,045 shares underlying warrants. The business address for 683 Capital Management, LLC is 3 Columbus Circle, Suite 2205, New York, NY 10019.

(6)	According to a Schedule 13G filed on January 17, 2017, Harwood Capital LLP, pursuant to an investment management agreement, maintains investment and voting power with respect to the securities held by certain investment funds and managed accounts it manages and/or owns and, accordingly, may be deemed to beneficially own such shares. The holdings shown in the table include 133,027 shares issued by the Company on March 25, 2019 as an earnout payment in connection with the Company’s Business Combination. The business address of Harwood Capital LLP is 6 Stratton Street, Mayfair, London, WIJ 8LD, U.K.

(7)	Includes 2,050,000 shares underlying 4,100,000 warrants and 926,272 shares subject to vested RSUs held by Mr. Weil. Also includes 476,308 shares and 1,834,615 shares underlying 3,669,230 warrants held by Hydra Industries Sponsor LLC (the “Hydra Sponsor”) as to which Mr. Weil has sole voting and dispositive power and may be deemed to beneficially own such shares. Mr. Weil is the managing director of the Hydra Sponsor, whose membership interests are owned by Mr. Weil and Mr. Weil’s children or trusts for their benefit.

(8)	Reflects vested RSUs.

(9)	Reflects vested RSUs.

(10)	Reflects 100 shares and vested RSUs.

(11)	Reflects vested RSUs.

(12)	Reflects 500 shares, 275 shares underlying 550 warrants and vested RSUs.

(13)	Reflects 1,000 shares and vested RSUs.

(14)	Includes 100,000 shares subject to RSUs scheduled to vest within 60 days.

(15)	Includes 150,000 shares subject to vested RSUs.

(16)	Includes an aggregate of 1,371,579 shares subject to RSUs that are vested or scheduled to vest within 60 days, an aggregate of 3,884,615 shares underlying warrants that Mr. Weil may be deemed to beneficially own and 275 shares underlying warrants held by Mr. Saferin.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HG Vora Special Opportunities Master Fund, Inc., a stockholder of the Company that owns approximately 16.3% of our outstanding common stock and warrants to purchase additional shares, purchased promissory notes issued by a subsidiary of the Company in the aggregate principal amount of $140 million in connection with the refinancing of our debt facilities in August 2018. The promissory notes were repaid on October 1, 2019 in connection with a subsequent refinancing and entry into a new senior facilities agreement (see Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019). The interest expense payable with respect to the promissory notes during 2019 amounted to approximately $12.3 million, and the repayment of the promissory notes included an exit payment premium in the amount of $4.2 million for repayment on an early basis. HG Vora is also a stockholder and investor in Leisure Acquisition Corp., a special purpose acquisition company affiliated with two members of our management (Messrs. Weil and Silvers).

Macquarie Corporate Holdings Pty Limited (U.K. Branch) (“Macquarie U.K.”) is one of the lending parties under our new senior facilities agreement dated September 27, 2019 which includes senior secured term loans and a revolving credit facility (see Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019). The portion of the total loans of $288.6 million under these facilities held by Macquarie U.K. at December 31, 2019 was $25.8 million and the interest expense payable to Macquarie U.K. during 2019 amounted to approximately $500,000. Macquarie U.K.’s affiliate, MIHI LLC, which was a co-sponsor of our initial public offering, owns approximately 13.1% of our common stock and warrants to purchase additional shares. MIHI LLC is also a party to the stockholders agreement that we entered into on December 23, 2016 in connection with the closing of our Business Combination under which it and the Hydra Sponsor are permitted to jointly designate two directors to the Board.

On December 23, 2016, we entered into a Stockholders Agreement with the sponsors of our initial public offering and certain stockholders in connection with the closing of our Business Combination. The Stockholders Agreement provides, among other things, that following the consummation of the Business Combination the Board shall initially be composed of seven directors, of whom (i) three shall be designated by Landgame S.à.r.l, reduced to two at such time as Landgame and its affiliates hold less than 30% but at least 15% of the outstanding shares, and to one at such time as Landgame and its affiliates hold less than 15% but at least 5% of the outstanding shares; (ii) one shall be the Company’s Chief Executive Officer; (iii) one shall be designated by the Hydra Sponsor, until such time as the Hydra Sponsor holds less than 5% of the outstanding shares; and (iv) two shall be designated jointly by the Macquarie Sponsor and the Hydra Sponsor, until such time as the Macquarie Sponsor and the Hydra Sponsor in the aggregate hold less than 5% of the outstanding shares. In the event of any increase in the size of the board, vacancies so created shall be filled in proportion to the specified designation rights (with any number of directors ending in a fraction of 1/2 or greater being rounded up to the next whole number). The presence of a majority of the directors including at least one designated by Landgame and one designated jointly by the Macquarie Sponsor and the Hydra Sponsor shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the board. Currently, the Landgame designees on the board are Messrs. Hoye and Vandemore; the Hydra Sponsor designee is Mr. Weil; and the joint Macquarie Sponsor and Hydra Sponsor designees are Messrs. Chambrello and Raphaelson. Under the Stockholders Agreement, we are obligated, subject to certain requirements, to nominate, and use all reasonable efforts to cause to be elected as directors, the individuals designated as described above.

Nicholas Weil, the son of Mr. Weil, serves as Head of Business Development, U.S. Lotteries, for our subsidiary Inspired Gaming (USA) Inc. Nicholas Weil receives an annual salary of $125,000, and is eligible to earn certain sales commissions in accordance with sales plans in effect from time to time. He received 4,807 RSUs under the Company’s equity award program for 2019.

Policies and Procedures for Related Person Transactions

Our Audit Committee must review and approve any related person transaction we propose to enter into. Our Audit Committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our stockholders. A summary of such policies and procedures is as follows:

Any potential related party transaction that is brought to the Audit Committee’s attention will be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At each of its meetings, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the Audit Committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for us to enter into the transaction;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the Audit Committee who has an interest in the transaction under discussion must abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Audit Committee, participate in some or all of the Compensation Committee’s discussions of the transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the transaction.

PROPOSALS TO BE VOTED ON:

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

Director Nominees

The Board proposes the election of the following seven individuals to serve on the Board until the 2021 annual meeting of stockholders or until their respective successors are duly elected and qualified: A. Lorne Weil, Michael R. Chambrello, M. Alexander Hoye, Ira H. Raphaelson, Desiree G. Rogers, Steven M. Saferin and John M. Vandemore. Each of these individuals currently serves on the Company’s seven-member Board.

The nominees designated for election under the Stockholders Agreement by Landgame S.à.r.l are Messrs. Hoye and Vandemore; Mr. Weil is the designee of the Hydra Sponsor; and the joint designees of the Macquarie Sponsor and Hydra Sponsor are Messrs. Chambrello and Raphaelson (see “Certain Relationships and Related Transactions” for a description of the Stockholders Agreement).

Brief statements as to each nominee’s background and a statement as to why the Board considers such nominee to be qualified and recommends such nominee for election are set forth above under the heading “Directors, Executive Officers and Corporate Governance.” Each nominee has advised us that he or she is willing to be named as a director nominee and to serve as a director if elected.

Vote Required for Approval

Assuming there is a quorum, the directors will be elected by a plurality of the votes cast.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES TO SERVE ON THE BOARD UNTIL THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

PROPOSAL NUMBER TWO—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the SEC’s proxy rules, we are seeking, on an advisory basis, a stockholder vote for approval with respect to compensation awarded to our named executive officers.

The Board is asking you to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion, the summary compensation table and related compensation tables and other related disclosure.”

Information with respect to named executive officer compensation is described in more detail in the section of this proxy statement entitled “Executive Compensation.”

We note that, on a voluntary basis, we solicited an advisory vote regarding the compensation of named executive officers at our annual meeting of stockholders held in 2015, the first meeting of our stockholders after our initial public offering and that we have been exempt from the requirement to solicit an advisory vote with respect to named executive officer compensation until the 2020 Annual Meeting.

PROPOSAL NUMBER THREE—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by the SEC’s proxy rules, we are seeking, on an advisory basis, a stockholder vote about how often we should present stockholders with the opportunity to vote on compensation awarded to our named executive officers. You may elect to have the vote held every three years, every two years, or every year, or you may abstain. We recommend that this advisory vote be held once every three years, but stockholders are not voting to approve or disapprove of that recommendation. We believe that a triennial voting frequency will provide our stockholders with sufficient time to evaluate the effectiveness of overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. We also believe that a three-year timeframe provides a better opportunity to observe and evaluate the impact of any changes to executive compensation policies and practices that have occurred since the last advisory vote.

We note that, on a voluntary basis, we solicited an advisory vote regarding the frequency of advisory votes on executive compensation at our annual meeting of stockholders held in 2015 and that we have been exempt from the requirement to solicit an advisory vote with respect to frequency until the 2020 Annual Meeting. At the 2015 meeting, stockholders voted for frequencies of one year or three years in approximately equal proportion.

Required Vote

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding upon our Board. However, the Board will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to the Board.

Recommendation

The Board recommends a vote for a frequency of once every “THREE YEARS” for the stockholder advisory vote on compensation to our named executive officers.

PROPOSAL NUMBER FOUR—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee charter provides that the Audit Committee is responsible for appointing the Company’s independent auditor. The Audit Committee has appointed Marcum LLP to serve as the Company’s independent auditor for our fiscal year ending December 31, 2020 and recommends that the Company’s stockholders ratify the appointment.

We expect representatives of Marcum LLP to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider the selection of Marcum LLP, but may determine that continued retention is in our Company’s and our stockholders’ best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines a change would be in our Company’s and our stockholders’ best interests.

Fees Paid to Independent Registered Public Accounting Firm

Marcum LLP audited our financial statements for the fiscal years ended December 31, 2019 and September 30, 2018 as well as the three-month transition period ended December 31, 2018. The aggregate fees billed to us for services provided by Marcum LLP are as follows:

	Twelve Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended September 30, 2018
Audit fees (1)	$986,860	$117,000	$517,750
Audit-related fees (2)	—	—	—
Tax and other fees (3)	—	—	—
Total	$986,860	$117,000	$517,750

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements; (ii) reviews of our interim quarterly consolidated financial statements and (iii) comfort letters, consents and other items related to Securities and Exchange Commission matters.

(2)	No audit-related fees were paid.

(3)	No tax-related fees or other fees were paid.

Pre-Approval Policy

Our Audit Committee has pre-approved all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof.

Vote Required for Approval

Assuming there is a quorum, this proposal will be approved if the majority of the votes cast in respect of such proposal by the stockholders present in person or represented by proxy are “for” votes.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy card to vote the shares represented by them on such matters according to their best judgment.

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year's annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 21, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to Inspired Entertainment, Inc., 250 West 57th Street, Suite 415, New York, New York 10107, Attention: Company Secretary.

Our bylaws also provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. In addition to other applicable requirements, stockholders wishing to nominate a candidate for director or to propose other business at the 2021 annual meeting of stockholders must ensure written notice is received by our Secretary at Inspired Entertainment, Inc., 250 West 57th Street, Suite 415, New York, New York 10107, not less than 90 or more than 120 days prior to the one-year anniversary of the date of the preceding year’s annual meeting of stockholders (between January 12, 2021 and February 11, 2021). However, if the date of the 2021 annual meeting of stockholders is advanced more than 45 days prior to, or delayed by more than 45 days after, the anniversary of the preceding year’s annual meeting of stockholders, then, to be timely, notice by the stockholder must be delivered not earlier than the 120th day prior to such annual meeting of stockholders or later than the close of business on the later of (i) the 90th day prior to such annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this section. The notice must include all of the information required by the Company’s Bylaws.

To be in proper written form, a stockholder’s notice to the Company Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (a) a brief description of the matter desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend our bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (b) the name and address of the stockholder of record and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (d) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (e) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (f) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. The foregoing notice requirements shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. Notwithstanding the foregoing provisions of this section, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Company.

To be in proper written form, a stockholder’s notice to the Company Secretary to nominate directors must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Notwithstanding the foregoing provisions of this section, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

In addition to the requirements described above, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the foregoing matters. We may refuse to acknowledge any stockholder proposal not made in compliance with the foregoing procedures.

Householding Information

Unless we have received contrary instructions, we may send a single copy of our proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. If you prefer to receive multiple sets of our proxy materials at the same address this year or in future years; or, if you share an address with another stockholder and would like to receive only a single set of our proxy materials, please request a change in your delivery preferences as follows:

●	If you are a record holder, you should contact us at our offices at Inspired Entertainment, Inc., 250 West 57th Street, Suite 415, New York, New York 10107, Attn: Company Secretary; or

●	If you are beneficial owner, you should contact the bank, broker or other nominee that holds the shares.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. These reports and other information can be accessed over the Internet free of charge at the SEC’s website at www.sec.gov or at our website at www.inseinc.com. Our website also contains our Code of Ethics and our Board committee charters.

If you have questions about the Proxy Statement or require assistance voting your shares, please contact us by telephone or in writing:

Corporate Secretary

Inspired Entertainment, Inc.

250 West 57th Street, Suite 415

New York, New York 10107

Tel: (646) 565-3861

FORM OF PROXY CARD (WHITE)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week

INSPIRED ENTERTAINMENT, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 11, 2020.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

INSPIRED ENTERTAINMENT, INC.

Please mark your votes like this **X**

The Board of Directors Unanimously Recommends a Vote "FOR ALL" the Seven Director Nominees.

(1) A. Lorne Weil
(2) Michael R. Chambrello
(3) M. Alexander Hoye
(4) Ira H. Raphaelson
(5) Desirée G. Rogers
(6) Steven M. Saferin
(7) John M. Vandemore

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), mark For All Except, and write the number(s) of the withheld nominee(s) on the line below.

____

The Board of Directors Unanimously Recommends a Vote "FOR" Proposal 2.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors Unanimously Recommends a Vote for "THREE YEARS" on Proposal 3.

THREE YEARS	TWO YEARS	ONE YEAR	ABSTAIN
☐	☐	☐	☐

The Board of Directors Unanimously Recommends a Vote "FOR" Proposal 4.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. **Note:** In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2020**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held at 10:00 A.M., Eastern Time, on Tuesday, May 12, 2020:

The 2020 Proxy Statement and 2019 Annual Report are available at: www.inseinc.com

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INSPIRED ENTERTAINMENT, INC.

The undersigned hereby appoints each of A. Lorne Weil and Daniel B. Silvers, acting singly, each with the power of substitution and revocation, to attend virtually and to represent the undersigned at the Annual Meeting of Stockholders of Inspired Entertainment, Inc., a Delaware corporation (the "Company"), to be held virtually online via a live webcast on Tuesday, May 12, 2020 at 10:00 A.M. Eastern Time, accessible by visiting **www.cstproxy.com/inseinc/2020** and at any adjournment or postponement thereof, and to vote the number of shares of common stock of the Company the undersigned would be entitled to vote if personally present at the meeting, in accordance with the instructions set forth on this proxy.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, IN FAVOR OF PROPOSALS 2 AND 4, AND FOR "THREE YEARS" ON PROPOSAL 3.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD AS PROMPTLY AS POSSIBLE.

(Continued and to be marked, dated and signed, on the other side)